Exhibit 4.3

LAKELAND INDUSTRIES, INC.

2017 EQUITY INCENTIVE PLAN

SECTION 1. Purpose; Definitions. The purposes of the Lakeland Industries, Inc. 2017 Equity Incentive Plan (the “Plan”) are to: (a) enable Lakeland Industries, Inc. (the “Company”) and its affiliated companies to recruit and retain highly qualified employees and directors; (b) provide those employees and directors with an incentive for productivity; and (c) provide those employees and directors with an opportunity to share in the growth and value of the Company.

For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

(b) “Applicable Law” means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal, state and foreign securities law, federal, state and foreign tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

(c) “Award” means an award of Options, Restricted Stock, Restricted Stock Units, Performance Awards, or Stock Appreciation Rights made under this Plan.

(d) “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(e) “Base Price” means the price used as the basis for determining the Spread upon the exercise of Stock Appreciation Right.

(f) “Board” means the Board of Directors of the Company, as constituted from time to time.

(g) “Cause” means with respect to any Participant, unless otherwise defined in the Participant’s employment agreement, Award Agreement, or signed offer letter: (i) the Participant’s habitual intoxication or drug addiction; (ii) the Participant’s violation of the Company’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics; (iii) the Participant’s refusal or willful failure by the Participant to perform such duties as may reasonably be delegated or assigned to him or her, consistent with his or her position; (iv) the Participant’s willful refusal or willful failure to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to the Company; (v) the Participant’s willful or wanton misconduct in connection with the performance of his or her duties including, without limitation, breach of fiduciary duties; (vi) the Participant’s breach (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of his or her employment agreement, if any; (vii) the Participant’s conviction of, guilty, no contest or nolo contendere plea to, or admission or confession to any felony or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude; (viii) the Participant’s dishonesty detrimental to the best interest of the Company; (ix) the Participant’s involvement in any matter which, in the opinion of the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, the Board), is reasonably likely to cause material prejudice or embarrassment to the Company’s business; or

(x) solely in the case of a Non-Employee Director, any other action by the Participant which the Board determines constitutes “cause.” Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in such other agreement.

(h) “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1(g)(i), Section 1(g)(iii), Section 1(g)(iv) or Section 1(g)(v) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Company; (v) a liquidation or dissolution of the Company or (vi) acceptance by stockholders of the Company of shares in a share exchange if the stockholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange. In no event shall a Change in Control be deemed to occur upon (A) an announcement or commencement of a tender offer, (B) a “potential” takeover, or (C) stockholder approval of a merger or other transaction.

With respect to any Award that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and provides for accelerated payment in connection with a change in control (whether or not in conjunction with a termination of employment), “Change in Control” for purposes of such accelerated payment shall mean a Change in Control as described above in this Section that is also a “change in the ownership of a corporation,” a “change in the effective control of a corporation” or a “change in the ownership of a substantial portion of a corporation” within the meaning of Section 409A of the Code.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(j) “Committee” means the Compensation Committee of the Board or such other Board committee designated by the Board to administer the Plan. The Committee shall have at least two members and each member of the Committee shall be a Non-Employee Director and an Outside Director.

(k) “Director” means a member of the Board.

(l) “Disability” shall mean permanent and total disability as defined by Section 22(e)(3) of the Code. Notwithstanding the foregoing, to the extent required for exemption from or compliance with Section 409A of the Code, “Disability” shall have the meaning given such term by Section 409A of the Code, which generally provides that “Disability” of a Participant means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the employees of the Participant’s employer.

(m) “Effective Date” is defined in Section 20 hereof.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq Global Market, the Fair Market Value of a Share will be the closing sales price for such stock as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Shares) at the close of regular hours trading on the day of determination; (ii) if the Shares are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for Shares at the close of regular hours trading on the day of determination; or (iii) if Shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Committee taking into consideration such factors as the Committee considers appropriate, such determination by the Committee to be final, conclusive and binding. Notwithstanding the foregoing, in connection with a Change in Control, Fair Market Value shall be determined in good faith by the Committee, such determination by the Committee to be final conclusive and binding.

(p) “Incentive Stock Option” means any Option intended to be an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(q) “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

(r) “Non-Qualified Stock Option” means any Option that is not intended to qualify as an Incentive Stock Option.

(s) “Outside Director” means a Director who meets the definition of an “outside director” under Section 162(m) of the Code.

(t) “Option” means any option to purchase Shares (including an option to purchase Restricted Stock, if the Committee so determines) granted pursuant to Section 5 hereof.

(u) “Participant” means an employee or Director of the Company or any of its respective Affiliates to whom an Award is granted.

(v) “Performance Award” means any Award that, pursuant to Section 9, is granted, vested and/or settled upon the achievement of specified performance conditions.

(w) “Performance Goals” shall mean the performance goals or objectives established by the Committee pursuant to the Plan for Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Performance Goals may be measured on an absolute or relative basis. Performance Goals shall be limited to specified levels of or increases in the Company’s or Subsidiary’s return on equity, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales, sales growth, gross margin, return on investment, increase in the fair market value of the each Share, Share price (including but not limited to, growth measures and total stockholder return), net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to stockholders, market share, earnings measures/ratios, economic value added (“EVA”), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, working capital measurements (such as average working capital divided by sales), customer satisfaction surveys and productivity. The Committee may provide in an Award Agreement that the Performance Goals for the Award may be adjusted as provided in Section 9(b).

(x) “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(y) “Plan” means the Lakeland Industries, Inc. 2017 Equity Incentive Plan herein set forth, as amended from time to time.

(z) “Prior Plans” means, collectively, the Lakeland Industries, Inc. 2012 Stock Incentive Plan and Lakeland Industries, Inc. 2015 Stock Plan.

(aa) “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 7 hereof.

(bb) “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of Shares, cash, or other forms of payment, or any combination thereof, as the Committee shall determine and that are issued subject to certain restrictions pursuant to Section 8 hereof.

(cc) “Restriction Period” means the period of time during which an Award is subject to forfeiture.

(dd) “Shares” means shares of the Company’s common stock, par value $0.01 per share, subject to substitution or adjustment as provided in Section 3(c) hereof.

(ee) “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.

(ff) “Stock Appreciate Right” means a right granted under Section 10 hereof.

(gg) “Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.

SECTION 2. Administration. The Plan shall be administered by the Committee; provided, however, that with respect to Non-Employee Directors, the Plan shall be administered by the full Board and all references in the Plan to the Committee shall be deemed to refer to the Board. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, Affiliates, their respect employees, the Participants, persons claiming rights from or through Participants and stockholders of the Company.

The Committee will have full authority to grant Awards under this Plan and determine the terms of such Awards. Such authority will include the right to:

(a) select the individuals to whom Awards are granted (consistent with the eligibility conditions set forth in Section 4 hereof);

(b) determine the type of Award to be granted;

(c) determine the number of Shares, if any, to be covered by each Award;

(d) establish the terms and conditions of each Award;

(e) subject to Section 9, establish the performance conditions and/or Performance Goals relevant to any Award and certify whether such performance conditions and/or Performance Goals have been satisfied;

(f) approving forms of agreements (including Award Agreements) for use under the Plan;

(g) determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(d);

(h) modify or amend each Award, subject to Sections 11 and 12;

(i) extend the period of time for which an Option is to remain exercisable following a Participant’s termination of service to the Company from the limited period otherwise in effect for that Option to such greater period of time as the Committee deems appropriate, but in no event beyond the expiration of the term of the Option; and

(j) with respect to any employee who resides or works outside of the United States, the Committee may, in its sole and absolute discretion, amend or supplement the terms of the Plan or Awards with respect to such employee as necessary or appropriate to accommodate the differences in local law, tax policy, or custom so long as no such amendments or supplements include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without the further approval by the stockholders of the Company.

The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms and form of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.

The Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not subject to the requirements of Section 16 of the Exchange Act or Section 162(m) of the Code and the rules and regulations thereunder, provided that the Committee shall have fixed the total number of Shares subject to such delegation. Any such delegation shall be subject to the applicable state and corporate laws. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

SECTION 3. Shares Subject to the Plan.

(a) Shares Subject to the Plan. Subject to adjustment as provided in Section 3(c) of the Plan, the maximum number of Shares that may be issued in respect of Awards under the Plan is 840,000 Shares, all of which Shares may be granted as Incentive Stock Options. As of the Effective Date, no further awards shall be granted pursuant to the Prior Plans, but may be awarded under this Plan as provided in Section 3(b) hereof. The aggregate grant date fair market value of Awards granted, together with cash paid, to a Non-Employee Director for services during any fiscal year shall not exceed $300,000. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Any Shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of Shares available for delivery under the Plan. In accordance with the requirements under Section 162(m) of the Code, the maximum number of Shares underlying or subject to Awards (including Options, Restricted Stock, Restricted Stock Units, Performance Awards, and Stock Appreciation Rights) that may be granted during any calendar year to any individual Participant shall be fifty percent (50%) of the maximum number of Shares that may be issued in respect of Awards under the Plan.

(b) Effect of the Expiration or Termination of Awards. If and to the extent that any Award expires or terminates, or is canceled or forfeited for any reason prior to issuance of the Shares subject thereto, or such Award is settled in cash in lieu of Shares, then the unissued Shares associated with that Award will again become available for grant under the Plan. Any Shares that are covered under the terms of a Prior Plan award which would otherwise become available for reuse under the terms of a Prior Plan shall instead become available for issuance under the Plan. Except for expired, forfeited or cancelled Shares, the Plan is intended to restrict the “recycling” of Shares back into the Plan; this means (i) Shares used or withheld in settlement of a tax withholding obligation associated with an Award, (ii) Shares tendered or held back upon the exercise of an Option in satisfaction of the exercise price payable upon exercise of an Option, or (iii) Shares subject to a Stock Appreciation Right that are not issued or delivered as a result of the net stock settlement of an outstanding Stock Appreciation Right, will not become available for grant under the Plan.

(c) Other Adjustment. In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends) to stockholders of the Company, or other similar corporate event or transaction affecting the Shares, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall, in such manner as it may deem equitable, substitute or adjust, in its sole discretion, the number and kind of shares that may be issued under the Plan or under any outstanding Awards, the number and kind of shares subject to outstanding Awards, the exercise price, grant price or purchase price applicable to outstanding Awards, and/or any other affected terms and conditions of this Plan or outstanding Awards. The Committee shall not make any adjustment that would adversely affect the status of any Award that is “performance-based compensation” under Section 162(m) of the Code.

(d) Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(i) cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(ii) cancel any unvested Award or unvested portion thereof, with or without consideration;

(iii) cancel any Award in exchange for a substitute award;

(iv) redeem any Restricted Stock or Restricted Stock Unit for cash and/or other substitute consideration with value equal to fair market value of an unrestricted Share on the date of the Change in Control;

(v) cancel any Option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the fair market value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the fair market value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Committee may cancel that Option without any payment of consideration therefor;

(vi) take such other action as the Committee shall determine to be reasonable under the circumstances; and/or

(vii) notwithstanding any provision of this Section 3(d), in the case of any Award subject to Section 409A of the Code, such Award shall vest and be distributed only in accordance with the terms of the applicable Award Agreement and the Committee shall only be permitted to use discretion to the extent that such discretion would be permitted under Section 409A of the Code.

In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the Change in Control.

SECTION 4. Eligibility. Employees and Directors of the Company or its Affiliates are eligible to be granted Awards under the Plan; provided, however, that only employees of the Company or a Subsidiary are eligible to be granted Incentive Stock Options.

SECTION 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. The Award Agreement shall state whether such grant is an Incentive Stock Option or a Non-Qualified Stock Option. Any Option granted under the Plan will be in such form as the Committee may at the time of such grant approve.

The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its sole and absolute discretion:

(a) Option Price. The exercise price per Share under an Option will be determined by the Committee and will not be less than 100% of the Fair Market Value of a Share on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns, either directly and/or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the

Company, will have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant except as may be required or otherwise be deemed advisable by the Committee in connection with the Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate with which the Company or any Affiliate combines.

(b) Option Term. The term of each Option will be fixed by the Committee, but no Option will be exercisable more than 10 years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns, either directly and/or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, may not have a term of more than 5 years. No Option may be exercised by any Person after expiration of the term of the Option.

(c) Exercisability. Options shall not vest for at least one year after the date the Option is granted, except as (i) the Committee may determine or permit otherwise in the event of a Change in Control, or (ii) may be required or otherwise be deemed advisable by the Committee in connection with Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(d) Method of Exercise. Subject to the terms of the applicable Award Agreement, the exercisability provisions of Section 5(c) and the termination provisions of Section 6(a), Options may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check, or such other means as the Committee may accept. The Committee may, in its sole discretion, permit payment of the exercise price of an Option in the form of previously acquired Shares based on the fair market value of the Shares on the date the Option is exercised or through means of a “net settlement,” whereby the Option exercise price will not be due in cash and where the number of Shares issued upon such exercise will be equal to: (A) the product of (i) the number of Shares as to which the Option is then being exercised, and (ii) the excess, if any, of (a) the then current fair market value per Share over (b) the Option exercise price, divided by (B) the then current fair market value per Share.

No Shares will be issued upon exercise of an Option until full payment therefor has been made. A Participant will not have the right to distributions or dividends or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, if requested, has given the representation described in Section 18(a) hereof and fulfills such other conditions as may be set forth in the applicable Award Agreement.

(e) Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(f) Termination of Service. Unless otherwise specified in the applicable Award Agreement or as otherwise provided by the Committee at or after the time of grant, Options will be subject to the terms of Section 6(a) with respect to exercise upon or following termination of employment or other service.

SECTION 6. Termination of Service.

(a) Options. Unless otherwise specified with respect to a particular Option in the applicable Award Agreement or otherwise determined by the Committee, any portion of an Option that is not exercisable upon termination of service will expire immediately and automatically upon such termination and any portion of an Option that is exercisable upon termination of service will expire on the date it ceases to be exercisable in accordance with this Section 6(a).

(i) Termination by Reason of Death. If a Participant’s service with the Company or any Affiliate terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of his or her death or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then 12 months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option.

(ii) Termination by Reason of Disability. If a Participant’s service with the Company or any Affiliate terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine at or after grant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then 12 months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option.

(iii) Cause. If a Participant’s service with the Company or any Affiliate is terminated for Cause: (i) any Option, or portion thereof, not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(iv) Other Termination. If a Participant’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine at or after grant, for a period expiring (i) at such time as may be specified by the Committee at or after grant, or (ii) if not specified by the Committee, then 90 days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option.

(b) Other Awards. In the event of termination of employment by reason of death or Disability of a Participant who holds any Restricted Stock, Restricted Stock Units, Performance Awards, or Stock Appreciation Rights, as to which such Award has not been fully vested, the Committee may, in its sole discretion, take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including without limitation waiving or modifying any limitation, requirement, performance condition, or Performance Goal with respect to any such Award; provided that, the amount of Shares or cash obtained by virtue of any accelerated vesting shall not exceed the number determined by multiplying the number of Shares underlying the Award/or cash value by a fraction, the numerator of which is the number of full months during the Restriction Period during all of which the participant was an employee of the Company or its Subsidiaries and the denominator of which is the number of full calendar months in the Restriction Period; and provided further that, in the case of any Award subject to Section 409A of the Code, the Committee shall not take any action pursuant to this Section 6(b) unless such action is permissible under Section 409A of the Code.

SECTION 7. Restricted Stock.

(a) Issuance. Restricted Stock may be issued either alone or in conjunction with other Awards. The Committee will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards. The purchase price for Restricted Stock may, but need not, be zero. The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has delivered to the Company an executed Award Agreement and has otherwise complied with the applicable terms and conditions of such Award.

(b) Certificates. Upon the Award of Restricted Stock, the Committee may direct that a certificate or certificates representing the number of shares of Common Stock subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s) representing such Shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and if issued to the Participant, returned to the Company, to be held in escrow during the Restriction Period. As a condition to any Award of Restricted Stock, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(c) Restrictions and Conditions. The Award Agreement evidencing the grant of any Restricted Stock will incorporate the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems appropriate in its sole and absolute discretion:

(i) During the Restriction Period, the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Committee may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Committee may determine, in its sole and absolute discretion.

(ii) While any Shares of Restricted Stock remain subject to restriction, at the discretion of the Committee, the Participant will have, with respect to the Restricted Stock, the right to vote the Shares, but will not have the right to receive any cash distributions or dividends prior to the lapse of the Restriction Period underlying such Shares. If any cash distributions or dividends are payable with respect to the Restricted Stock, the Committee shall require the cash distributions or dividends to be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid. A Participant shall not be entitled to interest with respect to any dividends or distributions subjected to the Restriction Period. Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(iii) The Restriction Period shall be for a minimum of one year, except as (i) the Committee may determine or permit otherwise in the event of a Change in Control, or (ii) may be required or otherwise be deemed advisable by the Committee in connection with Restricted Stock granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(iv) Subject to the provisions of Section 6(b) hereof, or the applicable Award Agreement, or as otherwise determined by the Committee, if a Participant’s service with the Company and its Affiliates terminates prior to the expiration of the applicable Restriction Period, the Participant’s Restricted Stock that then remains subject to forfeiture will then be forfeited automatically.

SECTION 8. Restricted Stock Units. Subject to the other terms of the Plan, the Committee may grant Restricted Stock Units to eligible individuals and may, in its sole and absolute discretion, impose conditions on such units as it may deem appropriate, including, without limitation, continued employment or service of the recipient or the attainment of specified individual or corporate performance goals. Each Restricted Stock Unit shall be evidenced by an Award Agreement in the form that is approved by the Committee and that is not inconsistent with the terms and conditions of the Plan. Each Restricted Stock Unit will represent a right to receive from the Company, upon fulfillment of any applicable conditions, one Share for each unit or, at the sole discretion of the Committee, an amount in cash equal to the fair market value, at the time of distribution, of one Share for each unit. Distributions may be made in Shares. All other terms governing Restricted Stock Units, such as vesting, time and form of payment and termination of units shall be set forth in the applicable Award Agreement; provided, however, the period commencing with the date of an Award of Restricted Stock Units and ending at such time or times as specified by the Committee shall be for a minimum of one year, except as (i) the Committee may determine or permit otherwise in the event of a Change in Control, or (ii) may be required or otherwise be deemed advisable by the Committee in connection with Restricted Stock Units granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The Participant receiving Restricted Stock Units shall not have any voting rights, nor the right to receive cash dividends, with respect to the Shares subject to a Restricted Stock Unit Award until, if applicable, that Award vests and the Shares are actually issued thereunder. Subject to the provisions Section 6(b) hereof, or the applicable Award Agreement, or as otherwise determined by the Committee, if a Participant’s service with the Company terminates prior to the Restricted Stock Unit Award vesting, the Participant’s Restricted Stock Units that then remain subject to forfeiture will then be forfeited automatically.

SECTION 9. Performance Based Awards.

(a) Performance Awards Generally. The Committee may grant Performance Awards in accordance with this Section 9. Performance Awards may be denominated as a number of Shares or specified number of other Awards, which may be earned upon achievement or satisfaction of such Performance Goals as may be specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such Performance Goals as may be specified by the Committee.

(b) Adjustments to Performance Goals. The Committee may provide in an Award Agreement that the Performance Goals or performance conditions for the Award be adjusted to include or exclude the impact of items such as realized investment gains and losses, extraordinary, unusual, non-recurring or infrequently recurring items, asset write-downs, effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items, or any other item, event or circumstance that would not cause an Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code to the extent such Award is intended to qualify as “performance-based compensation.”

(c) Other Terms of Performance Awards. Subject to Section 9(d) below, the Committee may specify other terms pertinent to a Performance Award in the applicable Award Agreement, including terms relating to the treatment of that Award in the event of a Change in Control prior to the end of the applicable performance period. The Participant shall not have any stockholder rights with respect to the Shares subject to a Performance Award until the Shares are actually issued thereunder. Subject to the provisions of Section 6(b) hereof, or the applicable Award Agreement, or as otherwise determined by the Committee, if a Participant’s service with the Company terminates prior to the Performance Award vesting, the Participant’s Performance Award or portion thereof that then remains subject to forfeiture will then be forfeited automatically.

(d) Minimum Vesting Period. The vesting period in respect of any Performance Award shall be for a minimum of one year, except as (i) the Committee may determine or permit otherwise in the event of a Change in Control, or (ii) may be required or otherwise be deemed advisable by the Committee in connection with Performance Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(e) For the avoidance of doubt, nothing in the Plan prohibits the Committee from granting to any Participant any Award subject to performance vesting conditions which is not intended to be “performance-based compensation” under Section 162(m) of the Code.

SECTION 10. Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Payment. Any amount payable upon the exercise of a Stock Appreciation Right shall be paid by the Company in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional Share shall be payable in cash. Any grant may specify that the number of Shares payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum number of Shares specified by the Committee on the date of grant.

(b) Vesting Period. The Committee shall determine, on the date of grant or thereafter, the time or times at which, and the circumstances under which, a Stock Appreciation Right may vest, in whole or in part, including based on achievement of performance conditions or Performance Goals and/or future employment or service requirements. A grant may specify that a Stock Appreciation Right may be exercised only in the event of a Change in Control or other similar transaction or event. Notwithstanding anything in the Plan to the contrary, no Stock Appreciation Right shall be granted with a vesting period that is shorter than one year, except as (i) the Committee may determine or permit otherwise in the event of a Change in Control, or (ii) may be required or otherwise be deemed advisable by the Committee in connection with Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(c) Exercise Period. Any grant may specify a waiting period or periods before Stock Appreciation Rights shall become exercisable and permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable; provided that no Stock Appreciation Right granted may be exercised more than ten years after the date of grant.

(d) Base Price. Each grant shall specify in respect of each Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value of such Share on the Grant Date.

(e) Deemed Exercise. The Committee may provide that a Stock Appreciation Right shall be deemed to be exercised at the close of business on the scheduled expiration date of such Stock Appreciation Right if at such time the Stock Appreciation Right by its terms remains exercisable and, if so exercised, would result in a payment pursuant to Section 10(a) hereof to the holder of such Stock Appreciation Right.

SECTION 11. Amendments and Termination. Subject to Sections 3 and 12, the Board may, at any time, may, at any time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part at any time; provided, however, that no such action shall adversely affect the rights of Participants to Awards previously granted hereunder and, provided further, however, that any stockholder approval necessary or desirable in order to comply with tax, securities, or other Applicable Laws or regulations, including, but not limited to, the listing requirements of the Nasdaq Global Market or such other principal securities market on which the Shares are then traded, shall be obtained in the manner required therein.

SECTION 12. Prohibition on Repricing Programs. Neither the Committee nor the Board shall (i) implement any cancellation/re-grant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise price or Base Price per Share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise prices or Base Prices per Share in excess of the then-current Fair Market Value per Share for consideration payable in equity securities of the Company, (iii) otherwise reduce the exercise price or Base Price in effect for outstanding Options or Stock Appreciation Rights under the Plan, without in each such instance obtaining stockholder approval, or (iv) take any other action that would be treated as a repricing for U.S. generally accepted accounting principles.

SECTION 13. Conditions Upon Grant of Awards and Issuance of Shares.

(a) The implementation of the Plan, the grant of any Award and the issuance of Shares in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Shares issuable pursuant to those Awards.

(b) No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Applicable Law, including the filing and effectiveness of the Form S-8 registration statement for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange on which Shares are then listed for trading.

SECTION 14. Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, any Subsidiary or Affiliate, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Stock Option) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

SECTION 15. Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. The Committee may, in its sole discretion, permit a Participant to satisfy the minimum required withholding obligations (or such higher amount that would not have an adverse accounting effect) with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

SECTION 16. Liability of Company.

(a) Inability to Obtain Authority. If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

(b) Grants Exceeding Allotted Shares. If Shares subject to an Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, that Award will be contingent with respect to such excess Shares, on the effectiveness under Applicable Law of a sufficient increase in the number of Shares subject to this Plan.

(c) Rights of Participants and Beneficiaries. The Company will pay all amounts payable under this Plan only to the applicable Participant, or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Participant or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

SECTION 17. Adjustment; Repayment of Incentive Bonuses. All Awards made under the Plan (whether vested or unvested) are subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy or the Company that is applicable to the Participant.

SECTION 18. General Provisions.

(a) The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate.

(b) All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other Applicable Law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

(d) Neither the adoption of the Plan nor the execution of any document in connection with the Plan will: (i) confer upon any employee of the Company or an Affiliate any right to continued employment with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment of any of its employees at any time.

SECTION 19. Electronic Delivery and Signatures. Any reference in the Plan or an Award Agreement to a written document includes without limitation any document delivered electronically or posted on the Company’s intranet or other shared electronic medium controlled by the Company, a Subsidiary or any agent of the Company or a Subsidiary. The Committee and any Participant may use facsimile and PDF signatures in signing any Award Agreement, in exercising any Option, or in any other written document in connection with the Plan’s administration. The Committee and each Participant are bound by facsimile and PDF signatures, and acknowledge that the other party relies on facsimile and PDF signatures.

SECTION 20. Effective Date of Plan. The Plan was adopted by the Board on April 25, 2017 and shall be effective on June 21, 2017 (the “Effective date”), the date on which the Plan was approved by the stockholders of the Company.

SECTION 21. Term of Plan. Unless the Plan shall theretofore have been terminated in accordance with Section 11, the Plan shall terminate on June 21, 2027, the 10-year anniversary of the Effective Date, and no Awards under the Plan shall thereafter be granted; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

SECTION 22. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any Applicable Law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 23. Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

SECTION 24. Notices. Any notice to be given to the Company pursuant to the provisions of this Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief Executive Officer (or such other Person as the Company may designate in writing from time to time), and, if to a Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

SECTION 25. Indemnification of the Board. No Director shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. To the fullest extent permitted by Applicable Law, the Company shall indemnify and hold harmless each Director made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Director is or was a Director of the Company, to the extent such criminal or civil action or proceeding relates to the Plan or any Award.

SECTION 26. No Guarantee of Tax Consequences. Notwithstanding any other provision of this Plan, no Person connected with this Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents, and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state, and local income, estate and gift tax treatment, shall be applicable with respect to the tax treatment of any Award, any amounts deferred under this Plan, or paid to or for the benefit of a Participant under this Plan, or that such tax treatment shall apply to or be available to a Participant on account of participation in this Plan, or that any of the foregoing amounts shall not be subject to a penalty tax and interest under Section 409A of the Code.

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As adopted by the Board of Directors of Lakeland Industries, Inc. on April 8, 2021.

As approved by the shareholders of Lakeland Industries, Inc. on June 16, 2021.